[Center Bancorp, Inc. Letterhead]

March 30, 2007

Dear Mr. Seidman:

I am writing in response to your recent inquiry regarding senior management compensation.

Strict cost control is an important priority for Center Bancorp's Board of Directors and management to help improve the Company's earnings and continue to generate value for shareholders. Accordingly, our Board implemented changes in late 2006 that affect the compensation paid to our senior management team in 2007. As a result of these changes, no member of senior management will receive any base salary increase, cost of living increase, merit increase or bonus in 2007. These decisions affect all members of our senior management team and will potentially lower total compensation paid to senior managers in 2007 by an average of over 20% and, in my case, by over 30%.

It is important to note that these reductions are in addition to the initiatives Center Bancorp announced on March 7 to reduce salary and benefits expense by $1.1 million annually, or approximately 9%. They also come on top of the recent agreement between the Board and myself to revise my employment contract and significantly reduce the severance and benefits compensation that would be received in the event of a Change of Control event as provided therein.

In addition to focusing on our expenses, as you know we also recently announced an agreement to acquire Beacon Trust Company. Once completed, we believe that the acquisition of Beacon Trust will increase our fee-based income, diversify our earnings stream and add to our earnings per share in the first 12 months following closing.

Over the years, we believe that we have demonstrated a successful and consistent record of delivering attractive long-term value for our shareholders. We believe that our initiatives to increase revenue and to reduce expenses place us on track to deliver improved earnings performance for 2007.

Sincerely,

/s/John J. Davis
President and Chief Executive Officer
Center Bancorp, Inc.